Exhibit 97.1
Incyte Corporation
Policy for Recoupment of Incentive Compensation
Adopted Effective January 1, 2018
Amended Effective June 6, 2023
1.INTRODUCTION
The Board of Directors (the “Board”) of Incyte Corporation (the “Company”) has determined that it is in the best interests of the Company to adopt a policy (the “Policy”) providing for the Company’s recoupment of certain Incentive Compensation (as defined below) paid to Covered Employees (as defined below) under certain circumstances. The Board may delegate determinations to be made under the Policy to the Compensation Committee of the Board, and the Board and the Compensation Committee are collectively referred to in this Policy as the “Board.” The Board may amend or terminate this Policy at any time.
This policy is subject to revision upon the adoption of any federal regulations implementing the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or any associated listing standards enacted by national securities exchanges on which the Company’s securities are then listed.
2.EFFECTIVE DATE
This Policy shall apply to all Incentive Compensation paid or awarded to Covered Employees with respect to fiscal years beginning on or after January 1, 2018 (the “Effective Date”), as and to the extent permitted by applicable law; provided, however, that the inclusion of equity awards in the definition of Incentive Compensation shall apply only to such awards received on or after the June 6, 2023 effective date of the amendment of this Policy.
3.DEFINITIONS
For purposes of this Policy, the following terms shall have the meanings set forth below:
“Covered Employee” shall mean a current or former executive officer of the Company who was at the relevant time designated by the Board as an officer for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.
“Incentive Compensation” shall mean cash bonuses or awards under the Company’s annual or long-term incentive compensation plans or equity awards under the Company’s stock incentive plans to the extent such bonuses or awards are granted, earned or vested based on the attainment of a financial reporting measure presented in the Company’s financial statements or derived in whole or in part from the Company’s accounting records.

4.RECOUPMENT
In the event that, on account of fraud or other intentional misconduct, the Company is required to restate its financial statements for any fiscal quarter or year commencing on or after the Effective Date due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, the Board may require that each Covered Employee repay to the Company the compensation described in the following paragraph that was received by the Covered Employee during the three fiscal year period preceding the date on which the Company is required to prepare the accounting restatement or, if shorter, the period beginning on the Effective Date and ending on such restatement date (the “Lookback Period”), in each case as and to the extent permitted by applicable law. For the avoidance of doubt, restatements resulting solely from the retrospective application of a change in generally accepted accounting principles shall not result in the Company’s right of recoupment hereunder.
The Board may require that the Covered Employee repay to the Company up to the full amount of the difference between (1) any Incentive Compensation received by the Covered Employee during the Lookback Period that was calculated based on the financial statements that were subsequently restated, and (2) the lower amount of such Incentive Compensation to which the Covered Employee would have been entitled had the financial statements been properly reported.
5.SOURCES OF RECOUPMENT
The Board may seek recoupment from Covered Employees from any of the following sources: prior Incentive Compensation payments; future payments of Incentive Compensation; cancellation of outstanding equity awards; future equity awards; and direct payment. To the extent permitted by applicable law, the Company may offset such amount against any compensation or other amounts owed by the Company to the Covered Employee.
If an amount repaid to the Company under this Policy will not be fully deductible by the Covered Employee, the Board may, in its discretion, reduce the amount to be repaid by the amount determined by the Board to reasonably take into account the adverse tax consequences of such repayment to the Covered Employee.
6.SEVERABILITY
If any provision of this Policy or the application of any such provision to any Covered Employee shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.
7.NO IMPAIRMENT OF OTHER REMEDIES
This Policy does not preclude the Company from taking any other action to enforce an employee’s obligations to the Company, including termination of employment and institution of civil proceedings, or reporting of any misconduct to appropriate government authorities.
This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer.

8.EMPLOYEE ACKNOWLEDGEMENT
From and after the Effective Date, each Covered Employee will be required to sign a Recoupment Policy Acknowledgement and Agreement in the form attached hereto as Exhibit A as a condition to receiving awards or payments of Incentive Compensation with respect to fiscal years beginning on or after that date.

EXHIBIT A
RECOUPMENT POLICY ACKNOWLEDGEMENT AND AGREEMENT

This Recoupment Policy Acknowledgement and Agreement (this “Agreement”) is entered into as of the [●] day of ___________, ____, between Incyte Corporation (the “Company”) and ([●]) (“Employee”)
WHEREAS, Employee has been designated as an officer for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or has otherwise been designated as an employee who is subject to the Recoupment Policy (as defined below);
WHEREAS, the Company’s Board of Directors and its Compensation Committee (separately and collectively, the “Board”) maintains the Incyte Corporation Policy for Recoupment of Incentive Compensation, originally effective on January 1, 2018, and as amended and restated from time to time (the “Recoupment Policy”), and
WHEREAS, in consideration of, and as a condition to the receipt of, future “Incentive Compensation” as defined in the Policy, Employee and the Company are entering in this Agreement.
NOW, THEREFORE, the Company and Employee hereby agree as follows:
1.Employee acknowledges receipt of the Recoupment Policy, a copy of which is attached hereto as Annex A and is incorporated into this Agreement by reference. Employee has read and understands the Recoupment Policy and has had the opportunity to ask questions to the Company regarding the Recoupment Policy.
2.Employee hereby acknowledges and agrees that the Recoupment Policy shall apply to any Incentive Compensation awarded or paid with respect to fiscal years beginning on or after January 1, 2018 (provided, however, that in the case of equity awards, the Recoupment Policy applies only to equity awards received on or after June 6, 2023), and all such Incentive Compensation shall be subject to repayment or forfeiture under the Recoupment Policy.
3.In the event of any inconsistency between the provisions of the Recoupment Policy and another agreement or other document setting forth the terms and conditions of any Incentive Compensation, the terms of the Recoupment Policy shall govern.
4.The repayment or forfeiture of Incentive Compensation pursuant to the Recoupment Policy and this Agreement shall not in any way limit or affect the Company’s right to pursue disciplinary action or dismissal, take legal action or pursue any other available remedies available to the Company. This Agreement and the Recoupment Policy shall not replace, and shall be in addition to, any rights of the Company to recover Incentive Compensation, or any other compensation, from its executive officers under applicable laws and regulations, including but not limited to the Sarbanes-Oxley Act of 2002.
5.Employee acknowledges that Employee’s execution of this Agreement is in consideration of, and is a condition to, the receipt by Employee of any Incentive Compensation, provided, however, that nothing in this Agreement shall be deemed to obligate the Company to make any such awards or payments.

6.This Agreement may be executed in two or more counterparts, and by facsimile or electronic transmission, each of which will be deemed to be an original but all of which, taken together, shall constitute one and the same Agreement.
7.To the extent not preempted by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. No modifications, waivers or amendments of the terms of the Agreement shall be effective unless in writing and signed by the parties or their respective duly authorized agents. Each of this Agreement and the Recoupment Policy shall survive and continue in full force in accordance its terms notwithstanding any termination of Employee’s employment with the Company and its affiliates. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrations, heirs, legal representatives and assigns of Employee, and the successors and assigns of the Company.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

INCYTE CORPORATION

Name:
Title:

EMPLOYEE

Name:

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